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                     January 7, 2021

       Mark A. Wilcox
       Executive Vice President and Chief Financial Officer
       Selective Insurance Group, Inc.
       40 Wantage Avenue
       Branchville, New Jersey 07890

                                                        Re: Selective Insurance
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 12,
2020
                                                            Form 10-Q for the
Quarterly Period Ended September 30, 2020
                                                            Filed October 29,
2020
                                                            File No. 001-33067

       Dear Mr. Wilcox:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance